SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported): October 1, 1996

                       UNITED DOMINION REALTY TRUST, INC.
             (Exact name of registrant as specified in its charter)


         Virginia                         1-10524                54-0857512
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
 incorporation of organization)                              Identification No.)


               10 South Sixth Street, Suite 203 Richmond, Virginia 23219-3802 (Address of principal executive offices - zip code)


                                 (804) 780-2691
               Registrant's telephone number, including area code



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Item 5.   Other Events

         On October 1, 1996, United Dominion Realty Trust, Inc. ("United Dominion") entered into an agreement and plan of merger (the "Agreement") with South West Property Trust, Inc. ("South West") a qualified real estate investment trust organized as a Maryland Corporation and Headquartered in Dallas, Texas. Pursuant to the agreement, South West would be merged into a wholly-owned subsidiary of United Dominion. Under the terms of the agreement, each share of South West will be exchanged for 1.0833 shares of United Dominion provided that United Dominion's average closing price during the pricing period is $13 7/8 or higher. If the average closing price is less than $13 7/8, then the exchange ratio will be adjusted upwards to provide a $15 value for each South West share. United Dominion is not required to offer more than 1.1215 shares, and South West is not required to accept less than $15 per share in value. Consumation of the transaction is subject to certain conditions, including completion of certain due diligence procedures by both parties, regulatory approval and shareholder approval. The press release announcing the merger is attached hereto as Exhibit 99.1.


Item 7.  Financial Statements and Exhibits

         (c)      Exhibits

         99.1     Press Release dated October 1, 1996



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                                   Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        UNITED DOMINION REALTY TRUST, INC.



Date:     October 4, 1996                /s/ James Dolphin
                                        James Dolphin, Senior Vice President
                                        Chief Financial Officer


Date:      October 4, 1996              /s/ Jerry A. Davis
                                        Jerry A. Davis, Vice President
                                        Corporate Controller